Exhibit (p)(1)

Exhibit (p)(1)

CODE OF ETHICS

The FBR Funds ("Trust"),
FBR Fund Advisers, Inc. ("FBRFA"),
FBR Investment Services, Inc. ("FBRIS")

Effective October 1, 2006

This Code of Ethics ("Code") is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies.  Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act"), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws.  Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended ("Company Act").  In conformity with these rules, this Code is adopted by the above-listed entities (collectively referred to as "FBR").

1.          Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by the registered investment companies that we manage and their shareholders ("Clients"), is something we value and endeavor to protect.  To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients.  Our Clients' interests are paramount and come before our personal interests.  Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients.  This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client's account) and act always in the best interest of our Clients.  We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of FBR must not:

  employ any device, scheme or artifice to defraud a Client;

  make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

  engage in any manipulative practice with respect to a Client;

  use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

  conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.[1]  However, Access Persons and Supervised Persons are expected to comply not merely with the "letter of the law", but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the appropriate Chief Compliance Officer ("CCO"). Supervised Persons registered with an affiliated broker/dealer must also adhere to the broker/dealer trading policy.  Any perceived conflict with this Code of Ethics should be addressed with the CCO.

2.          Definitions

As used in the Code, the following terms have the following meanings:

A.

Access Persons include: (1) any director, trustee, officer or general partner of the Trust or FBRFA; (2) any employee of the Trust or FBRFA (or of any company in a control relationship to the Trust or FBRFA) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of FBRFA who (a) has access to nonpublic information regarding any Clients' purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Trust or FBRFA  who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust; (5) any director, trustee, officer or general partner of FBRIS who, in the ordinary course of business, (a) makes, participates in or obtains information regarding, the purchase or sale of Reportable Securities by the Trust; or (b) relate to the making of any recommendations to the Trust regarding the purchase or sale of Reportable Securities; and (6) any other person who the CCO determines to be an Access Person.[2]

B.

Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

[1]

Applicable compliance manuals include FBRFA's policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7, the Trust's policies and procedures adopted pursuant to Company Act Rule 38a-1 and/or any written supervisory procedures adopted by FBRIS, as they may exist from time to time.  A list of relevant compliance manuals is attached as Appendix A.  Certain particularly relevant procedures are cross-referenced in this Code and/or listed on Appendix A.  Whether or not listed, Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.

[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. See Appendix B.

C.

Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").  However, any transactions or holdings reports required by Section 5.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.

Chief Compliance Officer or CCO means FBRFA's Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, the Trust's Chief Compliance Officer as designated and approved by the Trust's Board of Trustees, and/or FBRIS' Chief Compliance Officer as identified on Form BD Schedule A or their respective designee(s), as applicable.  In general, the term "CCO" or "relevant CCO" means, in the first instance, the CCO responsible for or appointed with respect to the FBR entity for which a Supervised Person is primarily engaged.  In the event the relevant CCO is unavailable, another CCO may perform the required action.

E.	FBR Group means Friedman, Billings, Ramsey Group, Inc. and its related companies.

F.

Federal Securities Laws means: (1) the Securities Act of 1933, as amended ("Securities Act"); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

G.

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

H.

Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.  For greater clarity, Limited Offerings of securities issued by any member company of FBR Group or any private collective investment vehicle or unregistered hedge fund advised by a member company of FBR Group are included within the term Limited Offering.

I.

Portfolio Manager means any employee of the Trust or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust.

J.	Purchase or Sale of a Security includes, among other things, purchasing or writing an option to purchase or sell a security.

K.

Reportable Fund means: (1) any registered investment company advised by FBRFA; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any member company of the FBR Group.  Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

L.

Reportable Security means any security, including Exchange Traded Funds ("ETFs"), as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  For greater clarity, and to ease administration of the Code, any ETF, regardless of its form of organization, shall be considered to be a Reportable Security for all purposes under this Code.  For purposes of this Code, the term Reportable Security which provides a narrower exemption than the term "Covered Security",[3] is used for compliance with both Rule 204A-1 and Rule 17j-1.  See Appendix C for additional details.

M.

Security Held or to be Acquired means any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Client, or (ii) is being or has been considered by a Client or the Adviser for purchase by a Client.  This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

N.

Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.  Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.

Blackout Period.  The price paid or received by a Client account for any security should not be adversely affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  To the extent such trades may disadvantage a Client, no Access Person may buy or sell a Reportable Security on the same day during which any Client has a pending buy or sell order in that same security until that order is purchased or withdrawn.  Additionally, no Portfolio Manager may buy or sell a Reportable Security within seven (7) days before or after any trades in the security are made for Client accounts.

An Access Person or Portfolio Manager may request clearance from the CCO to trade prior to the expiration of the blackout period. Such clearance shall be granted only if the CCO determines that all pending or contemplated Client transactions for a particular security have been completed or that the particular trading activity will otherwise not disadvantage any Client. The CCO will retain all documentation of any such requests and the reasons why such requests were granted or denied. If the Access Person receives a better price for a security than that which was received by the Client during the relevant period, the CCO may, upon determination that a potential conflict of interest exists, take such corrective action as the CCO may deem appropriate. In such cases, the CCO will prepare a memorandum summarizing the circumstances of the relevant transaction(s), a copy of which will be placed in the relevant records.

[3]	Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.

B.	Limited Offering Restrictions. Access Persons, including any director of FBRFA who is not an "interested person" of FBRFA within the meaning of Company Act Section 2(a)(19) ("Adviser Independent Directors"), may not acquire any securities issued as part of a Limited Offering, absent prior approval in the form attached as Exhibit A of the CCO or the CCO's designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with FBR Group. Once pre-approval has been granted, the pre-approved transaction must be executed by the same time on the next trading day. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer's securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.	IPO Restrictions. Access Persons are prohibited from acquiring securities issued as part of an IPO.

D.	Other Trading Restrictions. Access Persons may not: (1) engage in short sales (except short sales "against the box"); (2) write options with respect to securities held (or known by the Access Person to be acquired) by a Client; (3) place any limit order that is a same-day limit order, with respect to securities which may be held by any Client; (4) engage in frequent trading in securities (e.g. day trading). Portfolio Managers may only sell a Reportable Fund four times per year for each personal account in which they maintain beneficial ownership or investment discretion and shall obtain prior written approval from the CCO for each transaction.

E.	Short Swing Profits. Supervised Persons may not profit from the purchase and sale or sale and purchase of the same or equivalent Reportable Securities within sixty calendar days. Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than sixty calendar days. This prohibition applies to all Reportable Securities, not just those held in Client accounts.

F.	Gift Policy. Supervised Persons must not give or accept gifts from any entity doing business with or on behalf of FBRFA, FBRIS or the Trust that would violate the FBR Group Gift Policy. All FBR Group employees are responsible for reading and understanding the FBR Group Policy which can be found on the Intranet.

G.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, "Information Barrier" procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

	I.	Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, "Information Barrier" procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with FBR or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor's committee. In appropriate circumstances the CCO may grant exemptions from this provision.

J.

Prohibition on Self-Clearance.  No Supervised Person may pre-clear his or her own trades, review his or her own required reports or otherwise serve as the final point of review of his or her own actions under this Code.  To the extent the Code requires action by a CCO and the CCO also engages in personal securities transactions or other relevant actions, that CCO's responsibilities under this Code shall be carried out by another CCO or an appropriate designee.

4.	Violations and Waivers

	A.	Forfeitures. Any profits derived from securities transactions in violation of paragraphs A, B, C or D, in Section 3, shall be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund's Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Trustees, as applicable. Gifts accepted in violation of paragraph E shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

	B.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO's designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

	C.	Waivers. The relevant CCO may grant waivers of any substantive restriction in appropriate circumstances and will maintain records necessary to justify such waivers.

5.	Pre-clearance and Reporting Procedures[4]

	A.	Pre-clearance. Each Access Person shall obtain prior written approval from the CCO, in the form attached as Exhibit A, for all personal securities transactions in Reportable Securities. Each Portfolio Manager must also obtain written approval from the CCO of Reportable Funds.

	B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

[4]	See Appendix B for additional details.

(1)

Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or in which the Access Person has no "pecuniary interest" as such term is defined in Exchange Act Rule 16a-1(a)(2)(i);

		(2)	Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any Client;

		(3)	Purchases or sales of open-end funds, including Reportable Funds, other than ETFs.[5]

		(4)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

		(5)	Purchases which are part of an Automatic Investment Plan or DRIP; and

(6)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

	C.	Required Reports.

(1)

Initial and Annual Holdings Reports.  Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person's holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)  the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)  the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit.  (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c) the date the Access Person submits the report.

As noted below, Access Persons are required to provide for the delivery to the relevant CCO of duplicate brokerage statements and confirmations.  Brokerage statements and confirmations containing all required information may be substituted for the Holdings Report Form if submitted timely.  To the extent that these brokerage statements and confirmations collectively lack some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statements and confirmation(s).

[5]

Access Persons are reminded that "market timing" the Trust violates our policies and that "front-running" Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties and that purchases or sales of Reportable Funds are still subject to the Reporting Requirements set forth in Section 5.C.

(2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C.

Transactions reports must contain the following information:

(a)  the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date the Access Person submits the report.

As noted above, Access Persons are required to provide for the delivery to the relevant CCO of duplicate brokerage statements and confirmations. Brokerage statements and confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that brokerage statements and confirmations collectively lack some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement(s) and confirmation(s).

(3)	Brokerage Accounts. Each Access Person must disclose all brokerage accounts to the CCO. With respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, the Access Person must arrange that the broker shall mail directly to the relevant CCO at the same time that they are mailed or furnished to such Access Person (or sooner, if necessary to meet the periodic reporting requirements described above): (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account; and (2) duplicate copies of periodic statements with respect to the brokerage account. To the extent that such statements and confirmations are provided promptly, they may substitute, in whole or in part, for certain reports required under this Code, as discussed above. Please refer to FBR Group's Employee Trading Policy for more details regarding brokerage accounts.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

	(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

	(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.	Exceptions to Substantive Restrictions, Pre-clearance and Reporting for Independent Trustees/Directors and non-affiliated CCOs.

(1)

Substantive Restrictions. The substantive restrictions discussed in Section 3 shall not apply to any trustee who is not an "interested person" of the Trust within the meaning of Company Act Section 2(a)(19) ("Independent Trustees"), any Adviser Independent Directors and any CCO for the Trust or Adviser, including his/her staff engaged in such duties for the Trust or Adviser, not affiliated with FBR Group ("Non-affiliated CCOs"); except that Independent Trustees, Adviser Independent Directors and Non-affiliated CCOs are required to pre-clear transactions in IPOs and Limited Offerings.

(2)

Pre-clearance.  Any Trustee who is not an "interested person" of the Trust within the meaning of Company Act Section 2(a)(19) and who would not otherwise be considered an Access Person ("Independent Trustees"), any Adviser Independent Director and Non-affiliated CCOs are exempt from all Access Person pre-clearance requirements, except as noted above with respect to IPOs and Limited Offerings.

(3)

Reporting.  Adviser Independent Directors and non-affiliated CCOs are not exempt from the Reporting Requirements.  Independent Trustees are exempt from the initial and annual holdings reports; but are not exempt from certain quarterly transaction reports.  Independent Trustees must submit to the CCO a quarterly transaction report, in the form attached as Exhibit D, not later than thirty (30) days after the end of each calendar quarter with respect to any Reportable Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as such, should have known that, during the 15-day period immediately before or after the date of the Reportable Securities transaction, a Client account purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a Client account.  If the Independent Trustee has no Reportable Securities to report, he or she shall submit a negative quarterly report.

	(4)	Brokerage Accounts. Independent Trustees are exempt from disclosing all brokerage accounts to the CCO.

6.             Code Notification and Certifications

The CCO shall provide notice to all Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Supervised Person annually.  Additionally, each Supervised Person will be provided a copy of any Code amendments.  After reading the Code or amendment, each Supervised Person shall make the certification contained in Exhibit E.  Annual certifications are due within ten (10) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.  To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Supervised Persons attending.

7.	Review of Required Code Reports

	A.	Reports required to be submitted pursuant to the Code will be reviewed and initialed by the CCO or a designee on a periodic basis.

	B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be "major" to FBRFA's CEO and/or the Trust's Board of Trustees ("Board"), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the CEO or the Board.

	C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

	D.	Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CEO or, if violations relate to the Trust, the Board.

8.           Reports to the Board

No less frequently than annually, the CCO shall submit to the Board a written report (i) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, and (ii) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it.  The Board shall review the Code and the operation of these policies no less frequently than annually.

The Board shall consider reports made to it pursuant to Section 6.B and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.J., should be imposed for the material violations reported.  Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator.  The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.J to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

The Board shall review the Code and the operation of these policies at least once a year.

9.                  Recordkeeping and Review

This Code, a record of all certifications of the receipt of the Code or any amendment thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Trust's, FBRFA's and FBRIS's records, as appropriate for the periods and in the manner required by Rules 17j‑1 and 204-2.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.  Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 6.  Material amendments to the Code may be made at any time.

Effective Date:  October 1, 2006